KIRKLAND’S
News Release
Contact:	Kirkland’s	SCR Partners
	Adam Holland	Jeff Black: (615) 760-3679
	(615) 872-4800	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS FIRST QUARTER 2016 RESULTS

NASHVILLE, Tenn. (May 24, 2016) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13 weeks ended April 30, 2016.

Net sales for the 13 weeks ended April 30, 2016 increased 9.8% to $129.9 million compared with $118.3 million for the 13 weeks ended May 2, 2015. Comparable store sales for the first quarter of fiscal 2016, including e-commerce sales, increased 0.5% compared with an increase of 3.0% in the prior-year quarter. Kirkland’s opened 14 stores and closed 8 during the first quarter of fiscal 2016, bringing the total number of stores to 382 at quarter end.

Net income for the 13 weeks ended April 30, 2016 was $0.9 million, or $0.06 per diluted share, compared with net income of $2.5 million, or $0.14 per diluted share, for the 13 weeks ended May 2, 2015.

“The first quarter was in line with our expectations as we executed on our strategic priorities in a challenging traffic environment,” said Mike Madden, President and Chief Executive Officer. “E-commerce revenues increased 28%, store conversion was positive, and our seasonal categories performed well. As expected, gross margin was impacted by a planned increase in promotional activity and startup costs for our new e-commerce fulfillment center. Operating expenses were tightly managed during the quarter and will remain a focus throughout the year.”

“Importantly, we believe we’re well-positioned to execute on our plans for 2016,” continued Mr. Madden. “Inventory levels are moderating, and our new e-commerce fulfillment center is now fully operational. The fourteen stores we opened in the first quarter are performing above plan, and we expect to have the entire 2016 class open by the end of the third quarter. These developments are alleviating recent pressure on our supply chain and driving better efficiency across the organization as we prepare for the crucial fall and holiday selling periods.”

Fiscal 2016 Outlook
Kirkland’s maintained its fiscal 2016 outlook given on March 11, 2016, which provides for diluted earnings per share in the range of $0.98 to $1.11.

Investor Conference Call and Web Simulcast

Kirkland’s will host a conference call today, May 24, 2016, at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Tuesday, May 31, 2016, by dialing (412) 317-0088 and entering the confirmation number, 10085801.

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KIRK Reports First Quarter 2016 Results

May 24, 2016

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or https://www.webcaster4.com/Webcast/Page/957/15064 on May 24, 2016, beginning at 10:00 a.m. Central time. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 381 stores in 36 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment, and other operating costs, ability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 8, 2016. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter 2016 Results

May 24, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	April 30,	May 2,
	2016	2015
Net sales	$129,911	$118,310
Cost of sales	80,374	70,647

Gross profit	49,537	47,663
Operating expenses:
Operating expenses	42,040	38,337
Depreciation	5,973	5,229

Operating income	1,524	4,097
Other expense, net	14	15

Income before income taxes	1,510	4,082
Income tax expense	594	1,553

Net income	$916	$2,529

Earnings per share:
Basic	$0.06	$0.15

Diluted	$0.06	$0.14

Shares used to calculate earnings per share:
Basic	15,780	17,238

Diluted	16,101	17,805

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KIRK Reports First Quarter 2016 Results

May 24, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	April 30, 2016	January 30, 2016	May 2, 2015
ASSETS
Current assets:
Cash and cash equivalents	$38,203	$44,352	$93,437
Inventories, net	69,107	68,222	58,291
Other current assets	13,627	15,206	8,343

Total current assets	120,937	127,780	160,071
Property and equipment, net	108,626	105,542	88,433
Other assets	2,659	1,934	2,283

Total assets	$232,222	$235,256	$250,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,753	$28,689	$26,072
Income taxes payable	—	4,863	191
Other current liabilities	27,647	25,943	24,655

Total current liabilities	52,400	59,495	50,918
Non-current deferred income taxes	1,191	1,342	435
Deferred rent and other long-term liabilities	57,028	54,724	47,017

Total liabilities	110,619	115,561	98,370

Net shareholders’ equity	121,603	119,695	152,417

Total liabilities and shareholders’ equity	$232,222	$235,256	$250,787

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KIRK Reports First Quarter 2016 Results

May 24, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	13-Week	13-Week
	Period Ended	Period Ended
	April 30, 2016	May 2, 2015
Net cash provided by (used in):
Operating activities	$2,660	$(616)
Investing activities	(8,682)	(2,675)
Financing activities	(127)	(2,410)

Cash and cash equivalents:
Net decrease	(6,149)	(5,701)
Beginning of the period	44,352	99,138

End of the period	$38,203	$93,437

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